UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2010 (March 30, 2010)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On March 31, 2010, management approved the permanent shutdown and demolition of various facilities at certain U.S. locations, each of which was previously temporarily idled for different reasons, including the Eastalco smelter located in Frederick, Maryland (capacity of 195,000 metric-tons-per-year) and the smelter located in Badin, North Carolina (capacity of 60,000 metric-tons-per-year). This decision was made after a comprehensive strategic analysis was performed to determine the best course of action for each facility. Factors leading to this decision were in general focused on achieving sustained competitiveness of each plant and included specifically changed market fundamentals, cost competitiveness, other existing idle capacity, required future capital investment, and restart costs, as well as the elimination of ongoing holding costs.

As a result of this decision, management expects to record a charge of approximately $180 million ($120 million after-tax), composed of non-cash asset impairments of approximately $135 million ($90 million after-tax) and environmental and asset retirement obligations of approximately $45 million ($30 million after-tax), in the quarter ended March 31, 2010. Charges related to the Eastalco smelter are expected to be as follows: non-cash asset impairments of approximately $90 million ($60 million after-tax) and environmental and asset retirement obligations of approximately $30 million ($20 million after-tax). Charges related to the Badin smelter are expected to be as follows: non-cash asset impairments of approximately $30 million ($20 million after-tax) and environmental and asset retirement obligations of approximately $15 million ($10 million after-tax).

Management expects to record additional charges of $10 to $15 million for various costs related to the demolitions from 2011 through 2015. Additionally, management anticipates selling the land that certain of these facilities are located on within the next five years.

Amounts are still being finalized. Additional details of these actions will be provided in Alcoa’s 2010 first quarter Form 10-Q.

Item 8.01	Other Events.

On March 23, 2010, the Patient Protection and Affordable Care Act (the “PPACA”) was signed into law, and, on March 30, 2010, the Health Care and Education Reconciliation Act of 2010 (the “HCERA” and, together with PPACA, the “Acts”), which makes various amendments to certain aspects of the PPACA, was signed into law. The Acts effectively change the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits that are at least actuarially equivalent to the corresponding benefits provided under Medicare Part D.

The federal subsidy paid to employers was introduced as part of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MPDIMA”). Alcoa has been receiving the federal subsidy since the 2006 tax year related to certain retiree prescription drug plans that were determined to be actuarially equivalent to the benefit provided under Medicare Part D. Under the MPDIMA, the federal subsidy does not reduce an employer’s income tax deduction for the costs of providing such prescription drug plans nor is it subject to income tax individually.

Under the Acts, beginning in 2013 an employer’s income tax deduction for the costs of providing Medicare Part D-equivalent prescription drug benefits to retirees will be reduced by the amount of the federal subsidy. Under U.S. GAAP, any impact from a change in tax law must be recognized in earnings in the period enacted regardless of the effective date. As a result, management expects to recognize a noncash charge of approximately $80 million in the quarter ended March 31, 2010 for the write-off of deferred tax assets to reflect the change in the tax treatment of the federal subsidy.

It is important to note that the change in the tax treatment of the federal subsidy only affects the application of tax law to Alcoa’s prescription drug plans that are actuarially equivalent to Medicare Part D and is not expected to result in an increase in the pre-tax cost of providing such plans to its retirees and employees.

Forward-Looking Statements

This report contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry growth or other trend projections, anticipated financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors and are not guarantees of future performance. Actual results, performance or outcomes may differ materially from those expressed in or implied by those forward-looking statements. For a discussion of the specific factors that may cause Alcoa’s actual results to differ materially from those projected in any forward-looking statements, see Part I, Item 1A of Alcoa’s Form 10-K for the year ended December 31, 2009, as well as other reports filed with the Securities and Exchange Commission. Alcoa disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Tony R. Thene
Tony R. Thene
Vice President and Controller

Dated: April 5, 2010

4